Exhibit 99.2

德恒律师事务所	DeHeng Law Offices

12/F, Tower B, Focus Place, No.19 Finance Street	Tel: (86) 010-52682888

Beijing, P.R. China 100033	Fax: (86) 010-52682999

中国●北京西城区金融街19号富凯大厦B座12层	Website: www.dehenglaw.com

邮编：100033	E-mail: DeHeng@dehenglaw.com

September 9, 2020

To: Lixiang Education Holding Co., Ltd.

Suite #4-210 Govemors Square

23 Lime Tree Bay Avenue

PO Box 32311, Grand Cayman

KY1-1209, Cayman Islands

Re: PRC Legal Opinion on Certain PRC Legal Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purposes of this legal opinion (the “Opinion”), excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) and are qualified to issue the Opinion based on the laws, regulations and rules currently in force and publicly available in the PRC (the “PRC Laws”).

We are acting as the PRC legal counsel for Lixiang Education Holding Co., Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands solely in connection with (A) the Company’s registration statement on Form F-1, including all amendments on supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed initial public offering (the “Offering”) by the Company of a certain number of the Company’s American depositary shares (the “ADSs”), representing the Company’s certain ordinary shares of par value, US$0.0001 each of the Company, and (B) the proposed issuance and sale of the ADSs and the proposed listing and trading of the ADSs on the Nasdaq Global Market or New York Stock Exchange.

For rendering this Opinion, we have assumed that:

i

All documents submitted to us by the Company, the PRC Subsidiaries and the PRC Operating Entities (both as listed and defined in the Appendix I hereof, collectively referred as the “PRC Groups”) (the “Documents”) as originals are authentic; and all the Documents as copies conform to the originals; all signatures, seals and chops on the Documents are genuine; each signature, seal or chop on behalf of a party thereto is duly authorized to execute;

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ii

Each of the parties to the Documents, other than the PRC Groups, is duly incorporated and is validly existing under the laws of its jurisdiction of incorporation and has full power and authority to execute, deliver the Documents and perform its obligations under the Documents to which it is a party; and the Documents constitute legal, valid and binding obligations on the parties thereto under applicable laws;

iii	The Documents that were presented to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended or supplemented;

iv

All approvals, consents, licenses, permits, authorizations, registrations, certifications, qualifications, delegation of regulatory authorities or exemption issued in confirmation or recognition of any filing or as part of any approval process of or with any government authority, court, arbitration commission, or regulatory body of the PRC (the “Governmental Agency”) in the PRC as required under the applicable PRC Laws (the “Governmental Authorizations”) for or in connection with the Company and/or the PRC Groups and other official statements and documentations have been obtained by lawful means, and the documents provided to us conform with those documents submitted to Governmental Agencies in the PRC;

v

All the Government Agencies mentioned in the Documents have the power, right or due authorization to approve the relevant matters on which they have delivered the approvals, permits, licenses or certificates, as the case may be;

vi

All requested facts, information, documents which is relevant to this Opinion have been provided to us by the Company, the PRC Groups and all factual statements, information, documents provided by the Company and the PRC Groups, including but not limited to the statements set forth in the Documents, are complete, true and correct.

In addition, we have assumed and have not verified the accuracy as to the factual matters contained in each Document we have received or reviewed, and the accuracy of the representations and warranties made by any party in any of the Documents. Our understanding and judgment of the facts in this Opinion are based solely on the Documents. We have not investigated whether or not the Documents issued by, among others, any Governmental Agencies have gone through all necessary review, investigation, discussion and examination/approval procedures as required by the PRC Laws or internal policies.

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In this Opinion, we only confirm the PRC legal matters, rather than non-PRC legal matters, such as accounting, auditing, assets evaluation, professional technique and etc. With respect to the description of non-PRC legal issues, we only rely on the related accounting reports, audit reports, assets evaluation reports, capital verification reports, and related technology or qualification authentication certificates, and the judgments, understandings and conclusions in the technical documents provided by related professional institutions. The quotations of any data or conclusion from the aforesaid documents do not mean that we make any express or implied guarantee on the authenticity or accuracy of such data or conclusion.

Under the PRC legal, administrative, or arbitration system, we have very limited access to the information about the current, pending, or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives, and we are not able to make exhaustive inquiries of the current, pending or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

Where important facts were not independently established to us or where important files were not sufficiently provided to us, we have relied upon certificates issued by the Governmental Agencies and the statements and representations made to us by the Company and the PRC Groups or their respective representatives.

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof. There is no assurance that any of such law will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We do not purport to be expert on and do not purport to be generally familiar with or qualified to express opinions based on any law other than the PRC Laws and accordingly express or imply no opinion herein based upon any law other than the PRC Laws.

Based upon and subject to the foregoing descriptions and assumptions, we are of the opinion that:

1. With Respect to the Contractual Arrangements

(a) Each of the parties to the contractual arrangements and agreements by and among Zhejiang Mengxiang Consulting Services Co., Ltd (“WFOE”), Zhejiang Lishui Mengxiang Education Development Co., Ltd. (“Mengxiang Education”), the shareholders of Mengxiang Education, Liandu Foreign Languages School (“Liandu School”), and the directors of Liandu School (“Directors”)that have been filed as exhibits to the Registration Statement (collectively, the “Contractual Agreements”, as listed in the Appendix II hereof) has full power, authority and legal right to enter into, execute, deliver and perform their respective obligations under each of the Contractual Agreements and such obligations are valid, legal and binding in accordance with the terms of each of the Contractual Agreements against each of them. According to the applicable PRC Laws, no Government Authorizations are required to be obtained for the performance of the respective parties of their obligations and the transactions contemplated under the Contractual Agreements other than those already obtained, except for the pledges on the equity interests of Liandu School as expressly provided in the Contractual Agreements.

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(b) The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the Contractual Agreement, and the consummation of the transactions contemplated thereunder, in all material aspect, do not (i) result in any violation of their respective articles of association and their respective business licenses, (ii) result in any violation of any applicable PRC Laws, or (iii) to the best of our knowledge after due and reasonable inquiries, and based on the Documents and the confirmations of the Company, the PRC Subsidiaries, and PRC Operating Entities and the Directors, conflict with or result in a breach or violation of the terms or provisions of, or constitute a default under, any agreement, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant parties of the Contractual Agreements.

(c) The descriptions of the Contractual Arrangements described in the prospectus (including all amendments or supplements thereto, that forms part of the Registration Statement, collectively, the “Prospectus”) under the sections captioned “Prospectus Summary”, “Risk Factors” and “Corporate History and Structure” are true and accurate in all material respects, do not omit any material fact necessary to make the descriptions, and in light of the circumstances under which they were made, such descriptions are not misleading. The ownership structures of the WFOE, the Mengxiang Education, and the Liandu School as described in the Prospectus comply with all applicable PRC Laws, and does not violate, breach, or otherwise conflict with any applicable PRC Laws, except as disclosed in the Prospectus.

2. With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rule requires, among other things, offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Further, the contractual arrangements also do not constitute a merger and acquisition of a domestic company by a foreign investor using equity as a means of payment, considering there is no circumstance under which the shareholders of the Company purchase the equity interest held by shareholders of a domestic company or issuing additional shares of a domestic company by paying the equity interest held by the shareholders of the Company or the Company issued additional shares of a domestic company. Therefore, the Company is not required to obtain the approval from CSRC for the Offering and listing.

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3. Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC.

The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on the international treaty concluded or participated by the PRC or in accordance with the principle of reciprocity. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, where the court deemed that the basic principle of the laws of the PRC or the sovereignty, security or public interest of the State is violated, the judgment or ruling made by the foreign court shall not be ratified and enforced.

4. Statements in the Prospectus

All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Dividends Policy”, “Business”, “Corporate History and Structure”, “Regulations” , “Management,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Related Party Transactions”, “Taxation—People’s Republic of China Taxation”, and “Enforceability of Civil Liabilities”, in each case insofar that such statements constitute matters of PRC Laws, summaries of legal matters or proceedings of the PRC, or legal conclusions in respect of the PRC Laws, or summarize the terms and provisions of documents or agreements, in each case to the extent, and only to the extent, governed by the PRC Laws, are correct and accurate in all material aspects, and such statements do not contain any untrue statement of a material fact, and did not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading in any material respect.

This Opinion is issued by us only to the recipient listed above and given for its sole benefit in connection with the Listing. It may not be disclosed or relied upon by anyone else or for any other purpose or quoted or referred to or filed with Governmental Agencies without the prior written consent of us.

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We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Should you have questions on this Opinion, please contact me via email at zhangxdan@dehenglaw.com or by telephone at (86) 10 5268 2888/2933 or (86) 139 1165 5779.

Sincerely yours,

DeHeng Law Offices

/s/ Zhang Xiaodan

张晓丹（Zhang Xiaodan）

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Appendix I

PRC Groups

A. The PRC Subsidiaries

No.	Chinese Name	Shareholders and the Ownership percentage

1	浙江梦翔咨询服务有限公司 （Zhejiang Mengxiang Consulting Services Co., Ltd） (“WFOE”)	香港梦翔教育发展有限公司 （Hong Kong Mengxiang Education Development Group Limited）:100%

2	浙江丽水鲜客农产品配送有限公司 （Zhejiang Lishui Xianke Agricultural Products Distribution Co., Ltd.）	WFOE: 100%

B. The PRC Operating Entities

No.	Chinese Name	Shareholders／Sponsors and the Ownership percentage

1	浙江丽水梦翔教育发展有限公司（Zhejiang Lishui Mengxiang Education Development Co., Ltd.） (“Mengxiang Education”)	叶芬 Ye Fen: 90% 叶芳 Ye Fang: 5% 叶红 Ye Hong: 5%

2	莲都外国语学校（Liandu Foreign Languages School）(“Liandu School”)	Mengxiang Education: 100%

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Appendix II

Contractual Agreements

1.

The Business Cooperation Agreement, by and among Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School, each shareholder of Mengxiang Education, and WFOE, dated October 13, 2018; and

2.

The Supplemental Agreement of Business Cooperation Agreement, by and among Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School, each shareholder of Mengxiang Education, and WFOE, dated November 29, 2018;

3.

The Exclusive Call Option Agreement by and among Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School, each shareholder of Mengxiang Education, and WFOE, dated October 13, 2018;

4.

The Supplemental Agreement of the Exclusive Call Option Agreement by and among Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School, each shareholder of Mengxiang Education, and WFOE, dated November 29, 2018;

5.

The Exclusive Technical Service and Business Consulting Agreement by and among Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School, and WFOE, dated October 13, 2018;

6.

The Supplemental Agreement of the Exclusive Technical Service and Business Consulting Agreement by and among Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School, and WFOE, dated November 29, 2018;

7.	The Supplemental Agreement of the Exclusive Technical Service and Business Consulting Agreement by and among Mengxiang Education, Liandu School, and WFOE, dated March 29, 2019;

8.	The Proxy Agreement by and among each shareholder of Mengxiang Education, Mengxiang Education, and WFOE, dated October 13, 2018;

9.	The Supplemental Agreement of the Proxy Agreement by and among each shareholder of Mengxiang Education, Mengxiang Education, and WFOE, dated November 29, 2018;

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10.	The Power of Attorney for Shareholders, by Ye Fang, Ye Fen, and Ye Hong to the WFOE respectively, respectively dated October 13, 2018;

11.

The Proxy Agreement for School’s Sponsors and Directors, by and among Ye Fen, Wei Biao, Ye Fang, Ye Hong, Chen Guoliang, Shi Jixing, Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School, and WFOE, dated October 13, 2018;

12.

The Supplemental Agreement of the Proxy Agreement for School’s Sponsors and Directors, by and among Ye Fen, Wei Biao, Ye Fang, Ye Hong, Chen Guoliang, Shi Jixing, Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School, and WFOE, dated November 29, 2018;

13.	The Power of Attorney for School’s Sponsors, by and between Mengxiang Education and WFOE, dated November 29, 2018;

14.	The Power of Attorney for School Directors, by Ye Fen, Wei Biao, Ye Fang, Ye Hong, and Chen Guoliang to the WFOE respectively, respectively dated November 29, 2018;

15.	The Spouse Undertaking of Chen Jianjun, Ji Hongfeng, and Wei Biao to the WFOE respectively, respectively dated November 29, 2018;

16.	The Loan Agreement by and among Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School and WFOE, dated October 13, 2018;

17.	The Supplemental Agreement of the Loan Agreement by and among Mengxiang Education, Liandu School, the Kindergarten of Liandu Foreign Languages School, and WFOE, dated November 29, 2018;

18.	The Equity Pledge Agreement by and among each shareholder of Mengxiang Education, Mengxiang Education and WFOE, dated October 13, 2018;

19.	The Supplemental Agreement of the Equity Pledge Agreement by and among each shareholder of Mengxiang Education, Mengxiang Education and WFOE, dated November 29, 2018.

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